EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

(AMENDED AND RESTATED CHANGE OF CONTROL AGREEMENT)

This Amended and Restated Executive Employment Agreement (this “Agreement”), by and between Puget Sound Energy, Inc., a Washington corporation (the “Company”), and [Executive Name] (the “Executive” and, together with the Company, the “Parties”), is dated as of March [__], 2009, with employment effective as of the Effective Date (as defined in Section 1).

WHEREAS, pursuant to that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of October 25, 2007, by and among Puget Energy, Inc., a Washington corporation (“Puget”), Padua Holdings LLC (now Puget Holdings LLC), a Delaware limited liability company (the “Parent”), Padua Intermediate Holdings Inc. (now Puget Intermediate Holdings Inc.), a Washington corporation and wholly owned subsidiary of the Parent, and Padua Merger Sub Inc. (which later changed its name to Puget Merger Sub Inc.), a Washington corporation and a wholly owned subsidiary of Padua Intermediate Holdings Inc (“Merger Sub”), Merger Sub shall merge with and into Puget, and Puget will become a wholly owned indirect subsidiary of the Parent (the “Merger”);

WHEREAS, the Company and the Executive are parties to a Change of Control Agreement, dated as of [__________] [, as amended and restated on [__________] ] (the “Original Agreement”); and

WHEREAS, in connection with the Merger, the Company and the Executive desire to amend and restate the Original Agreement so that the Original Agreement will be replaced in its entirety with this Agreement;

WHEREAS, the Parties hereby agree to amend and restate the Original Agreement in its entirety pursuant to the terms and conditions herein provided;-

NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

1.           Certain Definitions

(a)           “Accrued Obligations” is defined in Section 5(a)(i)(A).

(b)           “Annual Base Salary” is defined in Section 3(b)(i).

(c)           “Annual Bonus” is defined in Section 3(b)(ii).

(d)           “Board” means the Board of Directors of the Company.

(e)           “Cause” is defined in Section 4(b)

(f)           “Change in Control” means, following the Effective Date, a change in beneficial ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, any Member (as defined in that certain Amended and Restated Limited Liability Company Agreement of Puget Holdings LLC, dated as of February 6, 2009) or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or a Member) directly or indirectly acquires (x) beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than 55% of the total combined voting power of the Company’s securities outstanding immediately after such acquisition or (y) all or substantially all of the assets of the Company.  For the avoidance of doubt, the Merger shall not constitute a Change in Control for purposes of this Agreement.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Date of Termination” is defined in Section 4(f).

(i)           “Disability” is defined in Section 4(a).

(j)           “Disability Effective Date” is defined in Section 4(a).

(k)           “Effective Date” means the date on which occurs the “Effective Time” as defined in the Merger Agreement.

(l)           “Employment Period” is defined in Section 2.

(m)           “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(n)           “Good Reason” is defined in Section 4(d).

(o)           “Incentive Plan” means the Long Term Incentive Plan to be established by the Company, or any successor plan, as defined in Section 3(b)(iii).

(p)           “Notice of Termination” is defined in Section 4(e).

(q)           “Other Benefits” is defined in Section 5(a)(iii).

(r)           “Retirement Plan” means the Company’s qualified pension plan or any successor plan thereto.

(s)           “SERP” means the Company’s Supplemental Executive Retirement Plan or any other supplemental and/or excess retirement plan or agreement of the Company and its affiliated companies providing benefits for the Executive.

(t)           “Welfare Benefit Continuation” is defined in Section 5(a)(ii).

2.           Employment Period

The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company, in accordance with the terms and provisions of this Agreement, for the period commencing on the Effective Date and ending on the second anniversary of such date (the “Employment Period”), in the executive capacity of [Title/Position] or in another officer-level position of the Company and, subject to the general supervision of the Board as required by the Washington Business Corporation Act, such other duties and responsibilities as are not inconsistent with the express terms of this Agreement.  The Company agrees that it will not take any action, or make any demands on the Executive, that may be deemed to arbitrarily, unreasonably or unnecessarily interfere with the performance of the services to be rendered by the Executive hereunder.  In the event that the Merger does not occur, this Agreement shall be void ab initio.  Notwithstanding the foregoing, if a Change in Control occurs at any time following the Employment Period, during which the Executive remains employed by the Company, the Company shall cause the purchaser of or successor to the Company to assume the provisions set forth in Sections 3, 4 and 5, including corresponding definitions (or to substitute substantially identical provisions), subject to the other terms and conditions therein other than with respect to the Employment Period, and to honor such provisions for a period of not less than two years following the date of such Change in Control.

3.           Terms of Employment

(a)           Position and Duties.

(i)           During the Employment Period, (A) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be in accordance with Section 2 and (B) the Executive’s services shall be performed within the Seattle/Bellevue metropolitan area, except for required travel on the Company’s business to the extent consistent with the Executive’s duties as set forth in Section 2.

(ii)           During the Employment Period, and excluding any periods of paid time off to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive’s reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period, it shall not be a violation of this Agreement for the Executive to (A) serve on corporate, civic or charitable boards or committees, (B) deliver lectures, fulfill speaking engagements or teach at educational institutions, or (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive’s responsibilities to the Company.

(b)           Compensation.

(i)           Base Salary.  During the Employment Period, the Executive shall receive an annual base salary (“Annual Base Salary”), which shall be paid in equal installments on a monthly basis, at least equal to 12 times the highest monthly base salary paid or payable to the Executive by the Company and its affiliated companies with respect to the 12-month period immediately preceding the month in which the Effective Date occurs.  For purposes of this Agreement, Annual Base Salary shall not include any payments by the Company on the Executive’s behalf pursuant to any incentive, savings or retirement plans, any welfare benefit plans or any fringe benefit plans, in each case, of the Company or any affiliated company, of the type identified in paragraph (iii), (v), (vi) or (viii) of this Section 3(b), any reimbursement of expenses by the Company or any affiliated company in accordance with paragraph (vii) of this Section 3(b), or any other amounts paid under paragraph (iv), (ix) or (x) of this Section 3(b).  During the Employment Period, the Annual Base Salary shall be reviewed at least annually and shall be increased at any time and from time to time as shall be substantially consistent with increases in base salary generally awarded in the ordinary course of business to other peer executives of the Company and its affiliated companies.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase, and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

(ii)           Annual Bonus.  In addition to Annual Base Salary, the Executive shall be eligible to receive, for each fiscal year ending during the Employment Period, a performance-based annual bonus (the “Annual Bonus”) payable in cash based on achievement of performance measures to be determined by the Board consistent with past practice.  The target-level Annual Bonus for each fiscal year ending during the Employment Period shall be at least equal to the greater of (A) the Executive’s target annual bonus in effect on the Effective Date and (B) the average (annualized for any fiscal year in which the Executive has been employed by the Company for less than 12 full months) target bonus for which the Executive was eligible in the three fiscal years immediately preceding the fiscal year in which the Effective Date occurs.  Each such Annual Bonus earned shall be paid no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is earned unless the Executive shall have timely elected to defer the receipt of such Annual Bonus in accordance with the terms of the Company’s then applicable deferred compensation plan.  Notwithstanding the foregoing, except as set forth in Section 5, no such Annual Bonus shall be payable with respect to any fiscal year unless the Executive remains continuously employed with the Company during the period beginning on the Effective Date and ending on the last day of such fiscal year; provided that if the Executive voluntarily retires in good standing after having attained age 55 with a minimum of five years of service with the Company, the Executive shall, at the time the bonus would otherwise be payable pursuant to this Section 3(b)(ii), be eligible to receive a bonus in an amount, if any, equal to the product of (C) the amount of bonus the Executive would have received for such year based on the Company’s achievement of the applicable performance goals and (D) the ratio of (1) the number of days elapsed in the calendar year prior to such retirement and (2) 365.

(iii)           Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in the Long Term Incentive Plan to be established by the Company (the “Incentive Plan”) and all other incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies (including, without limitation, the plans in effect on the date of this Agreement or any successor plans), but in no event shall such plans, practices, policies and programs (except the Company’s qualified pension plans) provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities that are less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other executives of the Company and its affiliated companies.

(iv)           Performance Bonuses.  Subject to the terms and conditions of this Section 3(b)(iv), the Executive shall be eligible to receive performance bonuses (the “Merger Performance Bonuses”) from the Company within 30 days following the first and second anniversaries of the Effective Date.  Each Merger Performance Bonus shall be an amount equal to 100% of the Executive’s then current Annual Base Salary, and shall be payable if (A) the Company achieves specified minimum Service Quality Index performance goals established with respect to each of 2009 and 2010 by the Compensation and Leadership Development Committee of the Board (the “Compensation Committee”) in its sole discretion, and (B) the Executive remains in continuous employment with the Company through the first and second anniversaries of the Effective Date, as applicable.  Notwithstanding the foregoing (x) if the Executive’s employment is terminated without Cause or for Good Reason prior to the first anniversary of the Effective Date, the Executive shall be eligible to receive any Merger Performance Bonuses that would have been payable on the first and second anniversaries of the Effective Date based on the Company’s actual performance had the Executive continued in employment with the Company through such dates, and (y) if the Executive’s employment is terminated without Cause or for Good Reason during the period beginning on the first anniversary of the Effective Date and ending on the last day of the Employment Period, the Executive shall be eligible to receive any Merger Performance Bonuses that would have been payable on the second anniversary of the Effective Date based on the Company’s actual performance had the Executive continued in employment with the Company through such date.

(v)           Long Term Incentive Plan.  During the Employment Period, the Executive shall be eligible to participate in the Incentive Plan with a target award at least equal to the target award that applied for the comparable performance period immediately preceding the Effective Date, and pursuant to such terms as shall be determined by the Board or the Compensation Committee.

(vi)           Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive’s family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, dental, disability, salary continuance, life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits that are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(vii)           Expenses.  Subject to Section 5(e), during the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)           Fringe Benefits.  Subject to Section 5(e), during the Employment Period, the Executive shall be entitled to fringe benefits in accordance with the most favorable plans, practices, policies and programs of the Company and its affiliated companies in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(ix)           Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(x)           Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, practices, policies and programs of the Company and its affiliated companies as in effect for the Executive at any time during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

4.           Termination of Employment

(a)           Death or Disability.  The Executive’s employment shall terminate automatically upon the Executive’s death during the Employment Period.  If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive’s duties.  For purposes of this Agreement, “Disability” means a physical or mental condition that renders the Executive unable or incompetent to carry out the Executive’s material job responsibilities or the material duties to which the Executive was assigned at the time the disability was incurred, which has lasted for at least three months and which, in the opinion of a physician mutually agreed upon by the Company and Executive (provided that neither party shall unreasonably withhold agreement), is expected to last for an indefinite duration or a continuous duration in excess of 12 months.

(b)           Cause.  The Company may terminate the Executive’s employment during the Employment Period for Cause.  For purposes of this Agreement, “Cause” means (i) the willful and continued failure by the Executive to substantially perform the Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), for a period of 30 days after written notice of demand for substantial performance has been delivered to the Executive by the Board, which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive’s duties, or (ii) the willful engaging by the Executive in gross misconduct materially and demonstrably injurious to the Company, as determined by the Board after notice to the Executive and an opportunity for a hearing.  No act or failure to act on the Executive’s part shall be considered “willful” unless the Executive has acted or failed to act with an absence of good faith and without a reasonable belief that the Executive’s action or failure to act was in the best interests of the Company.

(c)           Without Cause.  The Company may terminate the Executive’s employment at any time during the Employment Period without Cause.

(d)           Good Reason.  The Executive’s employment may be terminated during the Employment Period by the Executive for Good Reason.  For purposes of this Agreement, “Good Reason” means:

(i)           the assignment of the Executive to a nonofficer position with the Company, which the Parties acknowledge and agree would constitute a material reduction in the Executive’s authority, duties or responsibilities;

(ii)           a material diminution in the Executive’s total compensation opportunities hereunder;

(iii)           the Company’s requiring the Executive to be based at any location other than that described in Section 3(a)(i)(B), which represents a material change from such location, unless the Executive consents to such relocation; or

(iv)           any material breach of this Agreement by the Company, including, without limitation, a failure of the Company to comply with and satisfy Section 11(c);

provided that none of the foregoing conditions or events shall constitute Good Reason unless the Company has not remedied the alleged violation(s) within 60 days following the Company’s receipt of written notice from the Executive, in accordance with Section 4(e), that the Executive believes in good faith that such condition constitutes Good Reason.

For the avoidance of doubt, the Executive acknowledges and agrees that the Parties’ entering into this Agreement and the Executive’s employment pursuant to the terms hereof shall not constitute Good Reason for purposes of the Original Agreement.

(e)           Notice of Termination.  Any termination by the Company for Cause or without Cause or by the Executive for Good Reason must be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b).  For purposes of this Agreement, a “Notice of Termination” means a written notice by the Executive that (i) indicates the specific termination provision in this Agreement relied on, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) if the Date of Termination is other than the date of receipt of such notice, specifies the termination date (which date shall be no later than 15 days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.  Notwithstanding anything herein to the contrary, in the event of the Executive’s termination of employment for Good Reason, the Executive shall provide the Notice of Termination no later than 90 days following the initial existence of the condition or occurrence of the event purported to constitute Good Reason, and such Notice of Termination shall specify a Date of Termination that is no later than 15 days after the date of such Notice of Termination (and in no event later than two years following the initial existence of such condition or occurrence of such event).

(f)           Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Company, whether for Cause or without Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, and (ii) if the Executive’s employment is terminated by reason of death or Disability, the date of death of the Executive or the Disability Effective Date, as the case may be.

5.           Obligations of the Company Upon Termination

(a)           Good Reason; Without Cause.  If, during the Employment Period, the Company shall terminate the Executive’s employment without Cause or the Executive shall terminate employment for Good Reason, subject to Section 4(e):

(i)           The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

(A)           the sum of (1) the accrued but unpaid amount of the Executive’s Annual Base Salary through the Date of Termination, and (2) a pro rata portion of the Executive’s Annual Bonus for the year in which the Date of Termination occurs, based on the number of days of employment that year up to the Date of Termination divided by 365 days (the sum of the amounts described in clauses (1) and (2) shall be hereinafter referred to as the “Accrued Obligations”); and

(B)           the amount equal to three times the sum of (x) Annual Base Salary and (y) the Annual Bonus for which the Executive was eligible for the year in which the Date of Termination occurs; and

(C)           a separate lump-sum supplemental retirement benefit equal to the difference between (1) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the benefit payable under the Retirement Plan and any SERP providing benefits for the Executive that the Executive would receive if the Executive’s employment continued at the compensation level provided for in Section 3(b)(i) and Section 3(b)(ii) for the remainder of the Employment Period, assuming for this purpose that all accrued normal and early retirement benefits are fully vested and that benefit accrual formulas are no less advantageous to the Executive than those in effect during the 90-day period immediately preceding the Effective Date, and (2) the actuarial equivalent (utilizing for this purpose the actuarial assumptions utilized with respect to the Retirement Plan during the 90-day period immediately preceding the Effective Date) of the Executive’s actual benefit (paid or payable), if any, under the Retirement Plan and the SERP; and

(D)           any amounts payable pursuant to the third sentence of Section 3(b)(iv); and

(ii)           For the remainder of the Employment Period, or such longer period as any plan, practice, policy or program may provide, the Company shall continue group medical, dental, disability and life insurance benefits to the Executive and/or the Executive’s family at least equal to those that would have been provided to them in accordance with the plans, practices, policies and programs described in Section 3(b)(vi) if the Executive’s employment had not been terminated in accordance with the most favorable plans, practices, policies or programs of the Company and its affiliated companies as in effect and applicable generally to other executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes re-employed with another employer and is eligible to receive group medical or dental benefits under another employer-provided plan, the group medical or dental benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility (such continuation of such benefits for the applicable period herein set forth shall be hereinafter referred to as “Welfare Benefit Continuation”).  During the period the Executive and/or the Executive’s family is eligible to receive continued medical or dental continuation coverage under the Company’s group medical and dental benefit plans in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall pay the portion of the Executive’s premium payments necessary to satisfy the requirements of the first sentence of this Section 5(a)(ii).  With respect to any period afterward in which the Executive and/or the Executive’s family ceases to be eligible for COBRA coverage, and with respect to disability and life insurance benefits for the remainder of the Employment Period, the Executive and/or the Executive’s family shall pay to the Company, on an after-tax basis, an amount equal to the full premium cost of medical, dental, disability and life insurance benefits coverage.  Within 30 days of such payment, subject to Section 5(e), the Company shall pay to the Executive or the Executive’s family in cash (less required withholding) an amount equal to (A) the portion of the Executive’s premium payments necessary to satisfy the requirements of the first sentence of this Section 5(a)(ii), less any premium amount that would have been payable by the Executive or the Executive’s family if the Executive or the Executive’s family were participants in the plans, practices, policies and programs, plus (B) an additional amount equal to the federal, state and local income and payroll taxes that the Executive incurs on each with respect to such payment.  For purposes of determining eligibility of the Executive for retiree benefits Pursuant to such plans, practices, policies and programs, the Executive shall be considered to have remained employed until the end of the Employment Period and to have retired on the last day of such period; provided, however, that the Executive shall be entitled to the more favorable of the retiree benefits in effect on the Date of Termination or the retiree benefits in effect on the date that would have been the last date of the Employment Period if the Executive had remained employed; and

(iii)           To the extent due and not theretofore paid or provided through the Date of Termination, the Company shall timely pay or provide to the Executive and/or the Executive’s family any other amounts or benefits required to be paid or provided or which the Executive and/or the Executive’s family is eligible to receive pursuant to this Agreement and under any plan, practice, policy or program or contract or agreement of the Company and its affiliated companies as in effect and applicable generally to other peer executives and their families during the 90-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally thereafter with respect to other peer executives of the Company and its affiliated companies and their families (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

(b)           Death.  If the Executive’s employment is terminated by reason of the Executive’s death during the Employment Period, this Agreement shall terminate without further obligations to the Executive’s legal representatives under this Agreement, other than for payment of Accrued Obligations (which shall be paid to the Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation and Other Benefits.

(c)           Disability or Retirement.  If the Executive’s employment is terminated during the Employment Period by reason of the Executive’s Disability or the Executive’s retirement under the conditions described in Section 3(b)(ii), this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of the Welfare Benefit Continuation (except in the case of retirement as described above) and Other Benefits.

(d)           Cause; Other Than for Good Reason.  If the Executive’s employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive’s Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid.  If the Executive terminates employment during the Employment Period, other than (i) for Good Reason or (ii) by reason of the Executive’s retirement under the conditions described in Section 3(b)(ii), then this Agreement shall terminate without further obligations to the Executive other than the obligation to pay the Executive’s Annual Base Salary through the Date of Termination, plus the amount of any compensation previously deferred by the Executive, in each case to the extent theretofore unpaid (which shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination) and the timely payment or provision of Other Benefits.

(e)           Payment Procedures.  Notwithstanding anything herein to the contrary, (A) no amount shall be payable pursuant to this Section 5 unless the Executive’s termination of employment constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h), (B) no portion of the payments and benefits provided under Sections 5(a)(i)(B)-(C) and Section 5(a)(ii) shall be paid or provided unless, on or prior to the 60th day following the Date of Termination, the Executive timely executes a general waiver and release of claims agreement substantially in the form attached hereto as Annex A (which waiver and release of claims agreement shall be provided by the Company to the Executive on or prior to the seventh day following termination), such release shall not have been revoked by the Executive (and the applicable revocation period shall have expired) prior to such sixtieth (60th) day, and (C) as of the first date on which the Executive violates any covenant contained in Section 8, any remaining unpaid portion of the payments and benefits provided under Sections 5(a)(i)(B)-(C) and Section 5(a)(ii) shall thereupon be forfeited.  To the extent that any reimbursement of any expense under this Section 5 or in-kind benefits provided under this Agreement are deemed to constitute taxable compensation to the Executive, such amounts will be reimbursed or provided no later than December 31 of the year following the year in which the expense was incurred.  The amount of any such expenses reimbursed or in-kind benefits provided in one year shall not affect the expenses or in-kind benefits eligible for reimbursement or payment in any subsequent year, and the Executive’s right to such reimbursement or payment of any such expenses will not be subject to liquidation or exchange for any other benefit.

6.           Nonexclusively of Rights

Nothing in this Agreement shall prevent or limit the Executive’s continuing or future participation in any written plan provided by the Company or any of its affiliated companies for executives generally and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any written contract with the Company or any of its affiliated companies.  Amounts that are vested benefits or that the Executive is otherwise entitled to receive under any such plan or contract with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan or contract except as explicitly modified by this Agreement.

7.           Full Settlement; Resolution of Disputes

(a)           The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action that the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and, except as provided in Section 5(a)(ii), such amounts shall not be reduced whether or not the Executive obtains other employment.  Subject to Section 5(e) of this Agreement, the Company agrees to pay promptly upon invoice, to the full extent permitted by law, all legal fees and expenses that the Executive may incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement).

(b)           If there shall be any dispute between the Company and the Executive (i) in the event of any termination of the Executive’s employment by the Company, whether such termination was for Cause, or (ii) in the event of any termination of employment by the Executive, whether Good Reason existed, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was not for Cause or that the determination by the Executive of the existence of Good Reason was not made in good faith, the Company shall pay all amounts (other than, to the extent the payment is a disputed payment within the meaning of Treasury Regulation Section 1.409A-2(g), the amounts provided under Section 5(a)(i)(A)), and provide all benefits, to the Executive and/or the Executive’s family or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Section 5(a) as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 7(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

8.           Restrictive Covenants

(a)           The Executive shall not, at any time during the Employment Period or during the 12-month period immediately following the Date of Termination (the “Restricted Period”), directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise) that engages in (either directly or through any subsidiary or affiliate thereof) any business or activity relating to selling or distributing electric power or natural gas in the state of Washington in competition with the Company.  Notwithstanding the foregoing, the Executive shall be permitted to acquire a passive stock or equity interest in such a business; provided that such stock or other equity interest acquired is not more than 5% of the outstanding interest in such business.

(b)           The Executive shall not, at any time during the Employment Period or the Restricted Period, (i) directly or indirectly, either for himself or on behalf of any other entity, recruit or otherwise solicit or induce any employee, customer, subscriber or supplier of the Company to terminate his, her or its employment or arrangement with the Company, or otherwise change his, her or its relationship with the Company, or (ii) either for himself or on behalf of any other entity, hire, or cause to be hired, any person who was employed by the Company at any time during the 12-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.

(c)           The provisions contained in Section 8(a) and Section 8(b) may be altered and/or waived with the prior written consent of the Board.

(d)           The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies, and their respective businesses, that shall have been obtained by the Executive during the Executive’s employment by the Company or any of its affiliated companies and that shall not be or become public knowledge (other than by acts by the Executive or representatives of the Executive in violation of this Agreement).  After termination of the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge or data to anyone other than the Company and those designated by it.

(e)           Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, electronic data, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(f)           The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, and shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought, and shall assist such counsel in resisting or otherwise responding to such process.

(g)           The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, shareholders or affiliates, either orally or in writing, at any time; provided that the Executive may confer in confidence with the Executive’s legal representatives and make truthful statements as required by law.

(h)           In the event the terms of this Section 8 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(i)           As used in this Section 8, the term “Company” shall include the Company, its parents, related entities, and any of its direct or indirect subsidiaries.

(j)           The Executive recognizes and acknowledges that a breach of the covenants contained in this Section 8 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in this Section 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.  In addition, in the event that the Executive violates any of the covenants set forth in this Section 8, (i) the Executive shall be required to pay to the Company in a single lump sum an amount equal to the aggregate total of the amounts the Executive has received pursuant to Sections 5(a)(i)(A)-(C) within 30 days following the date of such violation, and (ii) the Company shall no longer be required to continue benefits to the Executive and/or the Executive’s family pursuant to Section 5(a)(ii).

9.           Excise Taxes

Notwithstanding any other provisions of this Agreement, if any payments or distributions in the nature of compensation are made to or for the benefit of the Executive in connection with the Merger or any other transaction contemplated under the Merger Agreement, whether paid or payable pursuant to this Agreement or otherwise (including the vesting of stock options, the lapse of restrictions on restricted stock and any other events that result in a “payment in the nature of compensation” within the meaning of Section 280G of the Code), that are characterized as “excess parachute payments” (as defined in Section 280G(b)(1) of the Code or any successor provision), then the Company shall pay to the Executive an additional amount (the “Gross-Up Payment”) equal to the excise taxes imposed by Section 4999 of the Code, or any successor provision, on the Executive’s excess parachute payments (the “Parachute Tax”) plus an amount equal to the federal and (if applicable) state income and excise taxes, including, without limitation, FICA and Medicare taxes or other taxes that will be payable by the Executive as a result of this additional payment.  Notwithstanding anything to the contrary in this Agreement, the Company shall pay the Gross-Up Payment to the Executive no later than the end of the calendar year following the calendar year in which the related Parachute Tax is remitted to the relevant taxing authorities.  In the event a Change in Control occurs after the Effective Date and no stock of the Company is tradable on an established securities market or otherwise immediately before such Change in Control (within the meaning of Section 280G(b)(5)(A)(ii) of the Code), then to the extent that the Executive would otherwise be eligible to receive any excess parachute payment that would be subject to the Parachute Tax in connection with such Change in Control, the Executive shall agree to execute a waiver of a portion of the excess parachute payments such that all nonwaived payments would not be subject to the Parachute Tax; provided that the Company agrees to seek, but shall not be required to obtain, approval from its shareholders in a manner that complies with Section 280G(b)(5)(B) of the Code and Treasury Regulation Section 1.280G-1 such that if such shareholder approval is obtained the waived payments shall be restored.

10.           Section 409A

(a)           The Parties hereto acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including, without limitation, any such regulations or other guidance that may be issued after the Effective Date.  Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be immediately taxable to the Executive under Section 409A of the Code and related Department of Treasury guidance, the Company reserves the right (without any obligation to do so or to indemnify the Executive for failure to do so) to adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A of the Code and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A of the Code, and to the maximum extent possible payments and benefits made hereunder shall be considered short-term deferrals within the meaning of Treasury Regulation Section 1.409A-1(b)(4) or subject to the exception from Section 409A of the Code set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii).  Notwithstanding the foregoing, no provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A of the Code from the Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)           Notwithstanding any provision to the contrary in this Agreement, if the Executive is deemed at the time of the Executive’s separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which the Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Executive’s termination benefits shall not be provided to the Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (ii) the date of the Executive’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 10(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(c)           For purposes of Section 409A of the Code, the Executive’s right to receive installment payments pursuant to Sections 5(a)(i)(A)-(C) shall be treated as a right to receive a series of separate and distinct payments.  The determination of whether the Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of the Executive’s separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Treasury Regulation Section 1.409A-1(i) and any successor provision thereto).

11.           Successors

(a)           This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

(b)           This Agreement shall inure to the benefit of and be binding on the Company and its successors and assigns.

(c)           The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The Company shall provide such successor with at least ten days’ prior written notice of the requirements of this Section 11(c).  As used in this Agreement, the term “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.           Miscellaneous

(a)           This Agreement shall be governed by and construed in accordance with the laws of the state of Washington, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement contains the entire understanding of the Parties with regard to the subject matter of this Agreement and fully supersedes any and all prior discussions, negotiations, commitments and understandings related thereto (including the Original Agreement).  This Agreement may not be amended or modified otherwise than by a written agreement executed by the Parties hereto or their respective successors and legal representatives.

(b)           All notices and other communications hereunder shall be in writing and shall be given by hand delivered to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

[Executive Name]

[Title/Position]

Puget Sound Energy, Inc., PSE-12

P.O. Box 97034

Bellevue, WA 98009-9734

If to the Company:

Puget Sound Energy, Inc.

P.O. Box 97034

Bellevue, WA 98009-9734

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)           The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)           The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)           The Executive’s or the Company’s failure to insist on strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(d)(i)-(iv), shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)           The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is “at will” and may be terminated by either the Executive or the Company at any time.

(g)           This Agreement may be executed in counterparts, each of which counterparts shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the Executive has hereunto set the Executive’s hand and, pursuant to authorization from the Board, the Company has caused this Agreement to be executed in its name and on its behalf, all as of the day and year first above written.

PUGET SOUND ENERGY, INC. /s/ By: Stephen P. Reynolds Its President and Chief Executive Officer
/s/ By: [Executive Name] [Title/Position]

ANNEX A

Form of Release

______________________ (the “Executive”) represents that the Executive has not filed any complaints, charges or lawsuits against Puget Sound Energy, Inc. (“PSE”) or any of its parents, affiliates or related and subsidiary entities (collectively, the “Company”), with any governmental agency or any court.  The Executive expressly waives all claims against the Company and releases the Company, and any of its past, present or future parents, and affiliated, related and/or subsidiary entities, and all of the past and present directors, shareholders, officers, general or limited partners, employees, agents and attorneys, and agents and representatives of such entities, and employee benefit plans in which the Executive is or has been a participant by virtue of the Executive’s employment with the Company (collectively, the “Releasees”), from any claims that the Executive may have against the Company, or the former Puget Sound Power & Light Company, Washington Natural Gas Company or Washington Energy Company.  It is understood that this release includes, but is not limited to, any claims arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever, (a) the Executive’s employment with the Company or its subsidiaries or the termination thereof or (b) the Executive’s status at any time as a holder of any securities of the Company, including any claims for wages, employment benefits or damages of any kind whatsoever arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any legal restriction on the Company’s right to terminate employment, or any federal, state or other governmental statute or ordinance, including, without limitation, Title VII of the Civil Rights Act of 1964, the federal Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act of 1974, the Washington Law Against Discrimination, the Washington Family and Parental Leave Acts, or any other legal limitation on the employment relationship (this “Release”);provided, however, notwithstanding anything to the contrary set forth herein, that this general release shall not extend (x) to benefit claims under employee pension benefit plans in which the Executive is a participant by virtue of the Executive’s employment with the Company or its subsidiaries or to benefit claims under employee welfare benefit plans for occurrences (e.g., medical care, death or onset of disability) arising after the execution of this Release by the Executive, and (y) to any executory obligations assumed by the Company under that certain Executive Employment Agreement (Amended and Restated Change of Control Agreement), dated as of January [__], 2009, by and between the Company and the Executive.

The Executive understands that this Release includes a release of claims arising under the Age Discrimination in Employment Act (ADEA).  The Executive understands and warrants that he/she has been given a period of [21 + 7][45 + 7] days to review and consider this Release.  The Executive further warrants that the Executive understands that, with respect to the release of age discrimination claims only, the Executive has a period of seven (7) days after execution of this Release to revoke the release of age discrimination claims by notice in writing to the Company.

The Executive is hereby advised to consult with an attorney prior to executing this Release.  By the Executive’s signature below, the Executive warrants that the Executive has had the opportunity to do so and to be fully and fairly advised by that legal counsel as to the terms of this Release.